Exhibit 99.1

Who’s Your Daddy® Reports Revised Second Quarter Results

SAN DIEGO, CA--(MARKET WIRE)—October 12, 2007 -- Who's Your Daddy, Inc. (OTC BB:WYDY.OB) today reported revised revenues for the quarter ended June 30, 2007 of $629,471, a 335% increase from revenues of $144,739 in the quarter ended June 30, 2006  and a 370% increase from revenues of $133,814 in the prior quarter ended March 31, 2007.

The revised revenues for the quarter ended June 30, 2007 (“Current Period”) are $182,762 lower than previously reported, primarily as the result of removing $192,480 in revenues related to two distributors.  $117,420 in revenues were removed for a distributor that was slated to be acquired by the Company, but the acquisition was canceled following unsatisfactory results of due diligence and the distributor is ceasing operations.  The Company has taken possession of unsold inventory held by that distributor worth approximately $50,000 at wholesale prices.  Also, revenues from a distributor who is a related party were reduced by $75,060, to reduce revenue recognition to cash collected on those receivables.  Revenues from this distributor will be recognized in subsequent periods as cash is collected.

The revised net loss reported for the Current Period was $3,044,940, an increase of $2,253,746, or 285%, from the net loss of $791,194 for the three months ended June 30, 2006 (“Prior Period”).  This loss is $2,356,983 greater than previously reported primarily related to: $1,847,857 of non-cash charges; a $172,440 loss related to the removal of revenues for the two distributors discussed above; and $306,110 of expenses paid by a third party that were under accrued in the original 10Q filing for the Current Period.

$1,369,857 of these non-cash charges are related to the extinguishment of long-term debt.  As previously reported, the 4,500,000 shares of stock and related options that were issued to retire the debt were valued at $2,080,143, the book value of the debt.  As revised, these shares and options were valued at their market value, or $3,450,000.  Of the $1,369,857 difference, $169,857 was treated as interest expense and $1,200,000 was treated a loss on use of common stock to extinguish debt.  The remaining $478,000 of non-cash charges is related to higher values for options granted in the quarter, which resulted from the use of higher volatility rates for the price of our stock in the Black Scholes models that are used to value options.

Edon Moyal, CEO of Who’s Your Daddy, stated “As we have noted in previous SEC filings, our controls and procedures are weak and need to be improved.  These weak controls were overwhelmed as we basically realized three quarters worth of average quarterly revenue and expenses in the second quarter, along with five quarters worth of average quarterly stock transactions.  The combination of weak controls and high transaction volumes came with a switch in CFOs in the middle of the quarter and resulted in the delay in filing the amended results.”

“The efforts and delays in getting the second quarter in order, combined with the declines in stock price, delayed several financing opportunities we were working on,” continued Mr. Moyal.  “Without the cash for marketing, sales personnel and slotting fees (needed to obtain shelf space at large retail chains), we were not able to close the revenue opportunities in the third quarter that we had originally planned.   As a result, we expect to realize less than half of the $1.2 million in revenues we had expected for the quarter ending September 30, 2007.”

“Despite these setbacks, we are moving forward with confidence.  We will begin revamping our controls, procedures and accounting systems in attempting to avoid the situation we faced in the second quarter.  With the amended Q filed, we can resume our focus on raising the capital needed to increase revenue growth.  Our key existing investors have indicated their intent to support us until we can reach that objective.  We have been successful in selling directly to established mid-sized retail chains, and we are actively exploring other avenues for direct sales.  We are developing new products to expand our brand recognition and enhance our appeal to distributors.  Gross revenues for the second quarter were still our best quarterly results ever, although net revenues were just below our previous best.  We are aware that the challenges over the past few months have not allowed us to communicate with our shareholders as well as we would like and we plan to correct that with a ‘state of the Company’ press release next week,” concluded Mr. Moyal.

Condensed income statements (please refer to the related Report on Form 10Q for full statements and footnotes):

	3 Months Ended June 30		6 Months Ended June 30
	2007	2006	2007	2006
Revenues, Net	$629,471	$144,739	$763,285	$294,782
Cost of Goods Sold	352,245	78,746	442,746	177,741
Gross Margin	277,226	65,993	320,539	117,041
Administrative and General	1,007,582	591,728	1,583,062	1,191,731
Sales and Marketing	817,714	86,795	1,177,987	403,049
Provision for severance	100,000	-	100,000	-
Total	1,925,296	678,523	2,861,049	1,594,780
Operating Loss	(1,648,070)	(612,530)	(2,540,510)	(1,477,739)
Loss on use of stock to repay debt	(1,200,000)	-	(1,200,000)	-
Interest Expense & Other	(196,870)	(178,664)	(230,438)	(365,010)
Net Loss	$(3,044,940)	$(791,194)	$(3,970,948)	$(1,842,749)

Loss per Share	$(0.12)	$(0.05)	$(0.17)	$(0.13)
Weighted Average Shares	25,221,153	14,664,894	23,234,843	14,301,345

Condensed Income Statement Reconciliation of Original 10Q to Amended 10Q  (Should be read in conjunction with the narrative above and the related Report on Form 10Q for full statements and footnotes):

	Revenues	Net Loss
As originally filed	$812,233	$(687,957)
Remove distributor	(117,420)	(117,420)
Adjust distributor	(75,060)	(55,020)
Added third party expenses	-	(306,110)
Non-cash debt repayment cost	-	(1,369,857)
Non-cash options cost	-	(478,000)
Other	9,718	(30,576)
As amended	$629,471	$(3,044,940)

About Who’s Your Daddy, Inc.

Who’s Your Daddy, Inc. is a brand management company focused on the marketing, production and distribution of the “Who’s Your Daddy®” “King of EnergyTM” line of beverages for the rapidly growing $4.9 billion U.S. energy drink market.  Both our unique cranberry-pineapple and green tea flavors are available in regular and diet versions.  We currently hold trademarks for a variety of products worldwide.  Who’s Your Daddy, Inc. stock is traded publicly under the “WYDY” ticker symbol.  For more information, go to (www.whosyourdaddyinc.com; www.kingofenergy.com).  The Company’s blog site is at www.kingofbloggers.com

This document contains "forward-looking statements" related to future events.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are uncertain. Particular uncertainties which could adversely or positively affect our future results include: consumer tastes, availability of production, liquidity, general economic conditions, and the activities of competitors.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contact:
Who's Your Daddy, Inc.
Dan Fleyshman, President, 760-538-5470
info@whosyourdaddyinc.com

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